CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the incorporation by reference in this Annual Report on Form 10-K of Oshkosh Truck Corporation of our report dated November 8, 1996, except for Note 4, as to which the date is November 27, 1996, included in the 1996 Annual Report to Shareholders of Oshkosh Truck Corporation.

   Our audits also included the financial statement schedule of Oshkosh Truck Corporation listed in Item 14(a). This schedule is the responsibility of the company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-38822 and No. 33-62687) pertaining to the Oshkosh Truck Corporation 1990 Incentive Stock Plan of our report dated November 8, 1996, except for Note 4, as to which the date is November 27, 1996, with respect to the consolidated financial statements and schedule of Oshkosh Truck Corporation included or incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 1996.

                                           Ernst & Young LLP



   Milwaukee, Wisconsin
   December 27, 1996